                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [Y] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       GENERAL DYNAMICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                            [GENERAL DYNAMICS LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                                      1999

                            www.generaldynamics.com

[GENERAL DYNAMICS LOGO]

      March 26, 1999

      Dear Shareholder:

      You are cordially invited to our 1999 Annual Meeting of Shareholders to be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, on Wednesday, May 5, 1999, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of directors and the selection of independent auditors for the coming year. In addition, one shareholder proposal may be presented. Enclosed with the Proxy Statement are your Proxy card and General Dynamics' 1998 Annual Report.

      Your vote is important. Please carefully consider the matters to be presented. We encourage you to complete and sign the accompanying Proxy card and return it to us promptly in the envelope provided, or to use our new telephone or internet voting systems, to ensure that your shares are represented at the meeting. Kindly indicate if you plan to attend the meeting so that we can send you an admission card.

      You will note that this year General Dynamics has changed the organization and style of the Proxy Statement. Our intention is to make the information easier to understand. We welcome your comments.

                                          Sincerely yours,
                                          /s/ Nicholas D. Chabraja
                                          Nicholas D. Chabraja
                                          Chairman of the Board of Directors and
                                            Chief Executive Officer

3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel 703 876 3000
Fax 703 876 3125

                            [GENERAL DYNAMICS LOGO]

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 1999

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, on Wednesday, May 5, 1999, at 9:00 a.m., for the following purposes:

     1. To elect directors to hold office for one year, until their respective successors are elected and become qualified, except as provided in the By-Laws of the Company, as fully described in the Proxy Statement accompanying this Notice.

     2. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 1999.

     3. To consider and act upon the shareholder proposal appearing under the caption "Shareholder Proposal" in the accompanying Proxy Statement, if it is properly presented at the meeting.

     4. To transact all other business that may properly come before the meeting or any adjournment thereof.

We are enclosing a copy of the Company's 1998 Annual Report with this Notice and Proxy Statement.

The Board of Directors has fixed the close of business on March 8, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign, and return your Proxy card at your earliest convenience, or use our new telephone or internet voting systems.

                                             By Order of the Board of Directors,
                                        /s/ David Savner

Falls Church, Virginia, March 26, 1999       David A. Savner, Secretary

                            [GENERAL DYNAMICS LOGO]

                                PROXY STATEMENT

                                                                  March 26, 1999

The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), is soliciting your proxy (the "Proxy") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 5, 1999, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and the Proxy card are being forwarded to holders of the Company's Common Stock, par value $1 per share (the "Common Stock"), on or about March 26, 1999.

                               TABLE OF CONTENTS

Proposals Submitted for Vote................................     2
Questions and Answers Regarding Voting......................     4
Board of Directors of the Company...........................     6
       Biographical Information.............................     6
       Board Committees.....................................     8
       1998 Board Meetings..................................     9
       Director Compensation................................     9
       Transactions Involving Directors and the Company.....    10
Compensation Committee Report on Executive Compensation.....    10
Executive Compensation......................................    14
       Principal Executive Officers of the Company..........    14
       Summary Compensation.................................    15
       Stock Awards -- The Incentive Compensation Plan......    16
       Retirement Plans.....................................    18
       Employment Agreements and Other Arrangements.........    21
Ownership of Common Stock by the Principal Shareholders
  and Management............................................    22
Shareholder Proposal........................................    25
Other Information...........................................    27
       Section 16(a) Beneficial Ownership Reporting
        Compliance..........................................    27
       Shareholder Proposals for 2000 Annual Meeting of
        Shareholders........................................    27
       Annual Report on Form 10-K...........................    27

                          PROPOSALS SUBMITTED FOR VOTE

RE-ELECTION OF DIRECTORS

NOMINEES. At the Annual Meeting, you will elect ten individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified, except as provided in the By-Laws of the Company. Nominees for re-election this year are Julius W. Becton, Jr., Nicholas D. Chabraja, James S. Crown, Lester Crown, Charles H. Goodman, George A. Joulwan, Paul G. Kaminski, James R. Mellor, Carl E. Mundy, Jr., and Carlisle A. H. Trost. See "Board of Directors of the
Company -- Biographical Information" for biographical information about each director.

FAILURE TO SERVE. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director (except as otherwise indicated in your Proxy) and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

VOTE REQUIRED. You may vote for or withhold your vote from the director nominees. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote will be required for the election of directors. If you withhold your vote from one or more directors, it will have the effect of a vote against the director or directors that you indicate. If you do not instruct your broker how to vote your shares of Common Stock, he will be entitled to vote your shares for the election of all of the nominees.

Your Board of Directors recommends that you vote FOR all of the nominees listed above.

SELECTION OF INDEPENDENT AUDITORS

ARTHUR ANDERSEN LLP. The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 1999. The firm commenced auditing the books of the Company in 1949.

PRESENCE AT THE MEETING. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The Company will give them an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, we need the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to ratify Arthur Andersen LLP as independent auditors for 1999. If you abstain from voting for the independent auditors, it will have the effect of a vote against the independent auditors. If you do not instruct your broker how to vote your shares of Common Stock, he will be entitled to vote your shares for the independent auditors.

Your Board of Directors recommends that you vote FOR Arthur Andersen LLP.

SHAREHOLDER PROPOSAL

PROPOSAL AND PROPONENTS. The Company has been advised by representatives of (i) the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, (ii) The Glenmary Home Missioners (The Home Missioners of America), P.O. Box 465618, Cincinnati, Ohio 45246-5618, owners of 400 shares of Common Stock, and (iii) the Retirement Plans for Employees of the Sisters of Mercy Regional Community of Detroit, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331, owners of 6,700 shares of Common Stock, that they intend to present to the Annual Meeting a proposal regarding the Company's participation in offset agreements with foreign customers. See "Shareholder Proposal" for the full text of the proposal and the Company's response.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, the proponents will need the affirmative vote of the holders of the majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to pass the shareholder proposal. If you abstain from voting on the shareholder proposal, it will have the effect of a vote against the shareholder proposal. Your broker is not entitled to vote your shares of Common Stock with respect to the shareholder proposal other than as you indicate. The failure of a broker to vote shares because the beneficial owner has not provided voting instructions (a "broker non-vote") will have no effect on the vote totals for this matter since shares subject to broker non-votes are not considered "entitled to vote" at the Annual Meeting.

Your Board of Directors recommends that you vote AGAINST the shareholder proposal.

                     QUESTIONS AND ANSWERS REGARDING VOTING

WHO MAY VOTE AT THE ANNUAL MEETING? If you are a shareholder of Common Stock on the Record Date (as defined below), you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Annual Meeting. If you have Common Stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one Proxy card if your shares are registered in different names or are held in more than one account.

ON WHAT WILL I BE VOTING? You will be asked to vote on the three matters identified under the heading "Proposals Submitted for Vote." By execution of the Proxy card, or submission of your Proxy via the telephone or internet, you will also grant to Nicholas D. Chabraja, James E. Turner, Jr., and David A. Savner discretionary authority to vote your shares on any other proposals that may properly come before the Annual Meeting.

HOW DO I VOTE? Sign and date each Proxy card you receive and return it in the prepaid envelope or follow the enclosed instructions for telephonic or internet voting. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to submit their Proxies to vote their shares and to confirm that their instructions have been properly recorded.

You have the right to revoke your Proxy at any time before the Company votes it at the Annual Meeting, if you wish. In order to revoke the Proxy, you may give written notice to the Secretary of the Company of the revocation, deliver a subsequent duly executed proxy to the Company, or vote in person at the Annual Meeting.

HOW WILL MY SHARES BE VOTED? All properly completed, unrevoked Proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written Proxy card does not specifically direct the voting of shares covered, the Proxy will be voted (i) FOR the election of all nominees for election as director described in this Proxy Statement, (ii) FOR the ratification of the appointment of Arthur Andersen LLP, (iii) AGAINST the shareholder proposal described in this Proxy Statement, and (iv) in accordance with the judgment of the persons named in the Proxy as to such other matters as may properly come before the Annual Meeting.

WHAT ARE THE RECORD DATE AND QUORUM? Your Board of Directors has selected the close of business on March 8, 1999, as the record date (the "Record Date") for determining the shareholders of record who are entitled to vote at the Annual Meeting. This means that all shareholders of record at the close of business on March 8, 1999, may vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding 127,400,863 shares of its Common Stock. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed Proxy or if you appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions, and broker non-votes will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

HOW WILL THE VOTE BE COUNTED? The shares are counted as indicated in the Proxies, or ballots in the case of shareholders who vote at the Annual Meeting. Directions to withhold authority and abstentions have the effect of a vote against the proposal being considered. Broker non-votes, because they are not considered "entitled to vote," have no effect on the proposal being considered. Representatives of CT Corporation System will tabulate the vote at the Annual Meeting.

WHO IS SOLICITING MY PROXY? The Board of Directors of the Company is soliciting your Proxy. Proxies from all of the shareholders of the Company are being solicited by mail, telephone, telegraph, or in person, by directors, officers, and other employees of the Company. In addition, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees, and their nominees.

DOES THE COMPANY PAY ANYONE TO SOLICIT PROXIES? The Company will pay Innisfree $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, and their nominees, and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. Directors, officers, and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

WHO MAY ATTEND THE ANNUAL MEETING? All holders of shares of Common Stock on the Record Date may attend the Annual Meeting. Please mark the appropriate box on your Proxy card (or, if you use our new telephone or internet voting system, indicate your plans when prompted) to request an admission card.

                       BOARD OF DIRECTORS OF THE COMPANY

BIOGRAPHICAL INFORMATION

Below are the members of the Board of Directors of the Company standing for re-election at the Annual Meeting.

[Photo of Julius W.        JULIUS W. BECTON, JR., 72, Director since 1997.
  Becton, Jr.]               Superintendent of the District of Columbia Public Schools
                             from November 1996 to May 1998. President of Prairie View
                             A&M University in Texas from 1989 until 1994. Director of
                             the Federal Emergency Management Agency from 1985 until
                             1989. Director of Office of Foreign Disaster Assistance
                             from 1984 to 1985. Retired in 1983 from the U.S. Army as
                             Lieutenant General. Director of The Wackenhut Corporation.
[Photo of Nicholas D.      NICHOLAS D. CHABRAJA, 56, Director since 1994.
  Chabraja]                  Chairman and Chief Executive Officer since June 1, 1997.
                             Vice Chairman of the Company from December 1996 to May
                             1997. Executive Vice President from 1994 to December 1996.
                             Senior Vice President and General Counsel from 1993 to
                             1994.
[Photo of James S. Crown]  JAMES S. CROWN, 45, Director since 1987.
                             General Partner since 1985 of Henry Crown and Company (Not
                             Incorporated) (diversified investments). Director of Bank
                             One Corporation and Sara Lee Corporation. Mr. James Crown
                             is the son of Mr. Lester Crown and the cousin by marriage
                             of Mr. Goodman.
[Photo of Lester Crown]    LESTER CROWN, 73, Director since 1974.
                             President of Henry Crown and Company (diversified
                             investments) since 1973. Chairman since 1983 of Material
                             Service Corporation (aggregates), a subsidiary of the
                             Company. Director of Maytag Corporation. Mr. Lester Crown
                             is the father of Mr. James Crown and the cousin by
                             marriage of Mr. Goodman.


[Photo of Charles H.       CHARLES H. GOODMAN, 65, Director since 1991.
  Goodman]                   Vice President since 1987 of Henry Crown and Company
                             (diversified investments). Vice President since 1973 of CC
                             Industries, Inc. (real estate, diversified manufacturing,
                             and cellular telephone systems). Director of Alltel
                             Corporation. Mr. Goodman is the cousin by marriage of Mr.
                             Lester Crown and Mr. James Crown.
[Photo of George A.        GEORGE A. JOULWAN, 59, Director since 1998.
  Joulwan]                   Retired General, U.S. Army. Supreme Allied Commander,
                             Europe, from 1993 to 1997. Commander-in-Chief, Southern
                             Command from 1992 to 1993. Olin Professor, National
                             Security, U.S. Military Academy at West Point since August
                             1998. Senior Advisor, Global USA Inc. (consulting) since
                             January 1998.
[Photo of Paul G.          PAUL G. KAMINSKI, 56, Director since 1997.
  Kaminski]                  Under Secretary of United States Department of Defense for
                             Acquisition and Technology from 1994 to 1997. Chairman and
                             Chief Executive Officer of Technovation, Inc. (consulting)
                             since 1997. Senior Partner, Global Technology Partners,
                             LLC (merchant banking) since 1998. Chairman and Chief
                             Executive Officer of Technology Strategies & Alliances
                             (consulting and investment banking) from 1985 to 1994.
                             Director of DynCorp.
[Photo of James R.         JAMES R. MELLOR, 68, Director since 1981.
  Mellor]                    Chairman and Chief Executive Officer of the Company from
                             1994 to June 1997. President and Chief Executive Officer
                             of the Company from 1993 to 1994. President and Chief
                             Operating Officer of the Company from 1991 to 1993.
                             Director and Chairman of the Board of USEC Inc. (global
                             energy). Director of Bergen Brunswig Corporation, Computer
                             Sciences Corporation, Howmet Corporation, IDT Corporation,
                             and Pinkerton's Inc.

[Photo of Carl E. Mundy,   CARL E. MUNDY, JR., 63, Director since 1998.
  Jr.]                       Commandant of the U.S. Marine Corps from 1991 to 1995.
                             President and Chief Executive Officer of the World USO
                             from May 1996 to present. Director of Schering-Plough
                             Corporation. Director or trustee of six investment
                             companies in the Nations Fund mutual fund complex.
                             Chairman of Marine Corps University Foundation.
[Photo of Carlisle A.H.    CARLISLE A. H. TROST, 68, Director since 1994.
  Trost]                     Chief of Naval Operations, U.S. Navy, from 1986 to 1990.
                             Director of GPU, Inc., and Lockheed Martin Corporation.

The Company's By-Laws specify that if a former Chief Executive Officer of the Company is to serve on the Board of Directors for more than one year following retirement, the reason for continuing as a member of the Board must be stated in the Proxy Statement. Mr. Mellor, Chief Executive Officer of the Company from 1994 to June 1997, has served as a director since his retirement and is standing for re-election for an additional year. Because the proposed slate of directors has four individuals with just over one year of service with the Company, the Executive and Nominating Committee and the Board believe that Mr. Mellor, who has 18 years of experience on the Board, will provide important continuity in the year ahead.

BOARD COMMITTEES

The Board of Directors has five standing committees, which are described below.

AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE. The committee advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the Company's internal audit program, and miscellaneous auditing matters. The committee monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the committee also monitors the policies, practices, and programs of the Company in relations with its vendors, customers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 1998.

BENEFIT PLANS AND INVESTMENT COMMITTEE. The committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefits plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held three meetings in 1998.

COMPENSATION COMMITTEE. The committee establishes and monitors overall compensation programs and policies for the Company. The committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held two meetings in 1998. Beginning in 1997, a Subcommittee of the Compensation Committee, currently comprising Messrs. Joulwan and Trost, approves compensation paid to the most highly compensated executives that is subject to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended. See "Compensation Committee Report on Executive Compensation."

EXECUTIVE AND NOMINATING COMMITTEE. The committee is authorized to act on behalf of the Board between meetings of the Board. The committee also recommends the director nominees proposed for election at the annual meeting of shareholders or to fill vacancies between annual meetings. The Executive and Nominating Committee held two meetings in 1998. The Executive and Nominating Committee considers qualified nominees recommended by shareholders. If you want to recommend a person whom you consider qualified to serve on the Board of Directors of the Company, you may write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

INTERNATIONAL COMMITTEE. The committee, new in May 1998, reviews the strategy and conduct of international activities for the Company with respect to both the operation of foreign subsidiaries and the sale for export of domestic products. The International Committee held two meetings in 1998.

COMMITTEE MEMBERS. The committee members for each of the five standing committees are set forth below, with the Chairman listed first:

       AUDIT AND             BENEFIT PLANS                                   EXECUTIVE
CORPORATE RESPONSIBILITY     AND INVESTMENT           COMPENSATION         AND NOMINATING        INTERNATIONAL
------------------------  ---------------------   --------------------  --------------------  --------------------
Julius W. Becton, Jr.     Charles H. Goodman      Carlisle A. H. Trost  Lester Crown          George A. Joulwan
James S. Crown            Julius W. Becton, Jr.   James S. Crown        Nicholas D. Chabraja  Lester Crown
Paul G. Kaminski          Paul G. Kaminski        Charles H. Goodman    James S. Crown        James R. Mellor
Carlisle A. H. Trost      Carl E. Mundy, Jr.      George A. Joulwan     James R. Mellor       Carl E. Mundy, Jr.

1998 BOARD MEETINGS

During 1998, the Board of Directors of the Company held a total of seven meetings. In 1998, each incumbent director attended all of the meetings of the Board and of the Board committees on which he served that were held during his period of service.

DIRECTOR COMPENSATION

The Company pays an annual retainer to its outside directors (i.e., directors who are not also employees of the Company) of $35,000 per year. Chairmen of committees of the Board who are outside directors receive an additional annual retainer of $10,000. The Company pays a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a committee of the Board. In 1998, the incumbent outside directors were paid an aggregate of $527,750 in retainers and meeting fees. The Company reimburses directors for their travel expenses and for certain expenses they incur when providing special advisory services to the Company. The Company does not pay directors who are employees of the Company to attend Board and committee meetings.

The Company's Retirement Plan for Directors provides that a director is eligible for benefits after his retirement from the Company's Board if he has not been an employee of the Company and either (i) has served as a director for at least five years or (ii) has served less than five years and has retired at the mandatory retirement age for directors. The Retirement Plan for Directors will pay annual benefits equal to the average of a director's annual income from the Company, including both retainer and fees, for the three years of service in which he received the highest compensation. The Company pays benefits to an eligible director (or to his spouse or estate) for the rest of his life, or for ten years, whichever is longer. If a director has been an outside Board member for more than ten years, the Company pays benefits to him (or to his spouse or estate) for the rest of his life, or for period of years equal to the period of years he served on the Board, whichever is longer. The Company will also make payments in a lump sum, at the request of a director.

The Board of Directors has formed an ad hoc committee, comprising Messrs. Trost (Chairman), Becton, L. Crown, and Mellor, to review and analyze the Company's compensation programs for outside directors in light of principles of corporate governance and industry practices. The Company expects this process to be completed during the current year.

TRANSACTIONS INVOLVING DIRECTORS AND THE COMPANY

On August 18, 1997, prior to Mr. Kaminski joining the Board, the Company entered into a consulting agreement with Technovation, Inc. ("Technovation"), the principal of which is Paul G. Kaminski (the "Technovation Agreement"). Mr. Kaminski joined the Board of Directors of the Company on December 12, 1997. Pursuant to the Technovation Agreement, the Company has agreed to compensate Technovation for consulting services requested by the Company from time to time, including, among other matters, considering acquisitions or divestitures, restructuring or reengineering initiatives, developing technology strategy, and structuring international programs. Pursuant to the Technovation Agreement, the Company pays Technovation an annual fee of $200,000 for up to 40 business days of services to be provided by Mr. Kaminski. The services provided by and compensation paid to Technovation pursuant to the Technovation Agreement are in addition to the services Mr. Kaminski provides and the compensation he receives as a member of the Board of Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 1998, Messrs. J. Crown and Goodman (members of the Compensation Committee) and Mr. L. Crown had indirect interests in certain transactions involving the Company. Material Service Corporation, a subsidiary of the Company, paid $160,733 in 1998 to Exchange Building Corporation (in which Mr. J. Crown and members of the immediate families of Messrs. J. Crown, L. Crown and Goodman have an indirect interest) for fleeting services. The Company also paid $84,000 during 1998 for golf course management services to Crown Golf Properties, L.P. (in which Mr. J. Crown and Mr. L. Crown and members of the immediate families of Messrs. J. Crown, L. Crown, and Goodman have an indirect interest). As in prior years, Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties under leases of coal lands to certain trusts (the class of potential beneficiaries of which include Mr. J. Crown and his immediate family and the immediate families of Messrs. L. Crown and Goodman). For 1998, these royalty payments totaled approximately $750,000.

The following Compensation Committee Report on Executive Compensation and five-year Historical Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Compensation Committee") has furnished the following report on executive compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

The Compensation Committee is composed of four board members who are not employees of the Company. The current members of the Compensation Committee are Carlisle A.H. Trost (Chairman), James S. Crown, Charles H. Goodman, and George
A. Joulwan. In addition, the Compensation Committee has a Subcommittee that approves all awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively with the Chief

Executive Officer, the "Named Executive Officers"). The Compensation Committee supervises all compensation matters not administered by the Subcommittee.

COMPENSATION PHILOSOPHY

The Compensation Committee has designed the Company's compensation program to reward individual and collective performance and to create incentives for both short-term and long-term performance. The objective of the program is to provide a substantial equity component to reward senior management for superior performance.

COMPONENTS OF THE COMPENSATION PROGRAM

The compensation program includes three components: (i) a base salary, which is payable in cash; (ii) a bonus, which is payable in cash or stock or a combination of both; and (iii) a long-term, stock-based incentive award. The Compensation Committee sets the base salary for each executive at the prevailing market rates for persons holding similar office and with similar experience. The Compensation Committee calculates a bonus for each executive based on individual and Company-wide performance for the prior year, as compared to annual goals which are set at the beginning of each year. Finally, the Compensation Committee designs a long-term stock-based incentive package for each executive in order to strengthen the mutual interest of the executive and the Company's shareholders.

PERFORMANCE GOALS

Each executive officer approves performance goals for those managers reporting to him. Senior management, as a group, establishes Company performance goals. The Company performance goals are then reviewed and adjusted, if appropriate, by the Compensation Committee. Company performance goals include earnings per share, return on equity, cash flow, net earnings, re-engineering accomplishments, and progress in the development of a long-term operating strategy which will contribute to increased shareholder value. For 1998, the Company exceeded all of its stated goals.

BASE SALARY AND BONUS

In awarding the annual compensation to executive officers, the Compensation Committee reviews the base salaries, bonuses, and long-term incentives awarded by peer companies to their executive officers. Each year, the Compensation Committee reviews several major compensation surveys, produced by outside consultants, which include many of the companies within the Standard & Poor's Aerospace/Defense Index. The Compensation Committee generally sets base salaries for executive officers at the 50th percentile of market as shown in the compensation surveys. The Compensation Committee's goal is to place more emphasis on an individual's bonus, thereby placing a larger amount of the total compensation for the individual at risk. For executives whose annual performance significantly exceeds the individual goals set for them, their bonuses may exceed the 75th percentile for positions at the same level in comparable companies. Executives whose annual performance meets or exceeds their goals receive bonuses in the 50th to 75th percentile range of the market, as reflected on the compensation surveys. To the extent that executives do not meet their goals, bonuses are usually reduced below the 50th percentile of the market or eliminated altogether.

LONG-TERM COMPENSATION

The Compensation Committee intends this component to focus executives on achieving increased shareholder value for the Company on a long-term basis. Long-term compensation generally consists of approximately equal components (in value) of stock options and restricted stock. Long-term compensa-tion for each of the Company's executive officers is established based on the executive's total cash compensation (base salary and bonus) and industry compensation surveys of the ratio of long-term incentives to cash compensation awarded by peer companies to their executives. In general, the ratio of long-term compensation to cash compensation for the Company's executives is in the middle range of such ratios for peer companies.

In March of 1999, the Compensation Committee granted stock options that are exercisable at $59.0313 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options may be exercised on or after March 3, 2000. The balance of these stock options may be exercised on or after March 3, 2001. These stock options have a term of five years and will expire on March 2, 2004. In March of 1999, the Compensation Committee also granted restricted stock, with a performance feature described under the heading "Executive Compensation -- Stock Awards -- The Incentive Compensation Plan." The performance period for this restricted stock will end on December 31, 2000.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Based on the factors described above, in 1998 Mr. Chabraja received a base salary of $800,000 for his services as Chairman and Chief Executive Officer of the Company. For his individual performance, as well as that of the Company, in 1998 Mr. Chabraja earned a bonus of $1,300,000. The Subcommittee determined that Mr. Chabraja's 1998 base salary and bonus were appropriate in relation to the market data and the base salaries of other chief executive officers within Standard & Poor's Aerospace/Defense Industry and Fortune 500 companies of similar size.

TAX LIMITATIONS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Effective January 1, 1994, publicly-held corporations are prohibited, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), from deducting compensation in excess of $1,000,000 to the Named Executive Officers. This limitation does not apply to certain performance-based compensation, which is awarded pursuant to formula and without upward adjustment at the discretion of outside directors as defined in Section 162(m). Awards of the Company's stock options and Performance Restricted Stock (as defined below) are designed to qualify as performance-based compensation under Section 162(m). The Subcommittee, which approves these awards for the Named Executive Officers, was created to comply with Section 162(m)'s outside director requirement.

The Compensation Committee and one of its compensation consultants have considered the implications of the tax law and of the associated final Internal Revenue Service regulations. They have concluded that discretion and the use of judgment have been critical elements of the Committee's executive compensation philosophy in the past, and the Compensation Committee believes it is in the best interest of the shareholders to maintain discretionary control over the annual cash portion of executive compensation in the future. The creation of the Subcommittee is intended to allow the long-term awards to be deductible under
Section 162(m), but because of the importance of judgment and discretion, certain portions of salary and bonus will not qualify for deductibility under the law. The Compensation Committee believes that the amount of the deduction foregone for 1998 and in the future will be immaterial.

OTHER GOVERNMENT LIMITATIONS

The Company's compensation program is designed to increase shareholder value, but to do so in a cost-effective manner for its U.S. Government customers. Federal law imposes a cap on the executive compensation costs that may be charged to certain U.S. Government contracts. With respect to the Company's U.S. Government contracts that are covered by the cost cap, the Company only charges compensation that is in compliance with the cap.

The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company) for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE
                                   [GRAPH]

                            CUMULATIVE TOTAL RETURN
             BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 1993

----------------------------------------------------------------------------------
                            CUMULATIVE TOTAL RETURN
----------------------------------------------------------------------------------
                                                                   S&P AEROSPACE/
                   GENERAL DYNAMICS           S&P 500              DEFENSE INDEX
----------------------------------------------------------------------------------
Dec-93                 $100.00                $100.00                  $100.00
----------------------------------------------------------------------------------
Dec-94                  $97.33                $101.32                  $108.17
----------------------------------------------------------------------------------
Dec-95                 $136.18                $139.40                  $179.00
----------------------------------------------------------------------------------
Dec-96                 $167.03                $171.40                  $239.44
----------------------------------------------------------------------------------
Dec-97                 $209.13                $228.59                  $246.34
----------------------------------------------------------------------------------
Dec-98                 $289.60                $293.91                  $188.83
----------------------------------------------------------------------------------

This report is submitted by the Compensation Committee, which comprises four non-employee directors.

                                            Mr. Trost, Chairman
                                            Mr. J. Crown
                                            Mr. Goodman
                                            Mr. Joulwan

                             EXECUTIVE COMPENSATION

PRINCIPAL EXECUTIVE OFFICERS OF THE COMPANY

[Photo of Nicholas D. Chabraja]  [Photo of James E. Turner, Jr.]   [Photo of Gordon R. England]
     NICHOLAS D. CHABRAJA             JAMES E. TURNER, JR.               GORDON R. ENGLAND
      Chairman and Chief               President and Chief           Executive Vice President
       Executive Officer                Operating Officer

                                    [GRAPH]
                          1998 COMPENSATION HIGHLIGHTS

                                               PERCENTAGE OF TOTAL COMPENSATION
----------------------------------------------------------------------------------------------------
                                                                      RESTRICTED             STOCK
                                                                        STOCK               OPTIONS
                                                                        AWARD              POTENTIAL
                           SALARY                BONUS                  VALUE                VALUE
N. D. Chabraja             12.40%                18.60%                 38.10%               30.80%
J. E. Turner, Jr.          17.20%                22.60%                 34.20%               26.00%
G. R. England              20.90%                22.30%                 28.90%               27.90%
M. J. Mancuso              20.80%                20.80%                 31.80%               26.70%
D. A. Savner               27.40%                20.50%                 23.70%               28.40%
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                     N. D. Chabraja      J. E. Turner, Jr.        G. R. England         M. J. Mancuso           D. A. Savner
----------------------------------------------------------------------------------------------------------------------------
Salary                 $  800,000             $475,000               $375,000               $325,000              $300,000
----------------------------------------------------------------------------------------------------------------------------
Bonus                   1,300,000              650,000                425,000                350,000               250,000
----------------------------------------------------------------------------------------------------------------------------
Restricted Stock
Award Value             2,453,733              943,173                518,626                497,174               270,750
----------------------------------------------------------------------------------------------------------------------------
Stock Option
Potential Value (a)     1,982,133              716,433                501,503                417,920               311,680
----------------------------------------------------------------------------------------------------------------------------

(a) Assumes 5% annual stock price appreciation for option term. See "Option Grants in Last Fiscal Year" table on page 17.




 [Photo of Michael J. Mancuso]            [Photo of David A. Savner, Jr.]
       MICHAEL J. MANCUSO                       DAVID A. SAVNER
    Senior Vice President                  Senior  Vice President - Law
  and Chief Financial Officer                and Corporate Secretary

SUMMARY COMPENSATION

The following table sets forth a summary of the aggregate compensation paid by the Company to each of the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for 1998, 1997, and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                              ---------------------------------------------------
                                                                                      AWARDS                     PAYOUTS
                                              ANNUAL COMPENSATION             -----------------------   -------------------------
                                    ---------------------------------------   RESTRICTED   SECURITIES                ALL OTHER
         NAME AND                                            OTHER ANNUAL       STOCK      UNDERLYING    LTIP      COMPENSATION
    PRINCIPAL POSITION       YEAR    SALARY     BONUS(A)    COMPENSATION(B)    AWARD(C)    OPTIONS(D)   Payouts         (e)
---------------------------------------------------------------------------------------------------------------------------------
NICHOLAS D. CHABRAJA         1998   $800,000   $1,300,000      $225,351       $2,453,733    166,000       $0          $55,253
Chairman of the Board and    1997    700,000      850,000       412,474        1,224,469    135,000        0           46,236
Chief Executive Officer      1996    525,000      800,000        70,589          133,102          0        0            5,607
JAMES E. TURNER, JR.         1998   $475,000   $  650,000      $ 14,551       $  943,173     60,000       $0          $37,374
President and Chief          1997    450,000      525,000        35,709          661,875     72,000        0           31,275
Operating Officer            1996    356,000      500,000       133,502           79,076          0        0           30,156
GORDON R. ENGLAND            1998   $375,000   $  425,000      $ 34,163       $  518,626     42,000       $0          $29,567
Executive Vice President     1997    350,000      375,000        32,207          180,225     50,000        0           21,558
                             1996          0            0             0                0          0        0                0
MICHAEL J. MANCUSO           1998   $325,000   $  350,000      $ 14,518       $  497,174     35,000       $0          $24,208
Senior Vice President and    1997    300,000      300,000         8,383          264,750     29,000        0           20,970
Chief Financial Officer      1996    250,000      225,000         6,315           50,159          0        0           18,283
DAVID A. SAVNER(f)           1998   $300,000   $  250,000      $ 34,216       $  270,750     25,000       $0          $16,076
Senior Vice President-Law    1997          0            0             0                0          0        0                0
and Corporate Secretary      1996          0            0             0                0          0        0                0

--------------------------------------------------------------------------------
(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b) "Other Annual Compensation" includes the following items: (i) non-cash items provided to management, including club memberships; executive dining; financial planning services; special travel, accident, and supplementary life insurance; and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); and (ii) amounts reimbursed for payment of taxes. The amounts shown include: (A) Perquisites for Mr. Chabraja: for 1998 of $166,208, of which $104,577 relates to personal travel; for 1997 of $149,281, of which $80,495 relates to personal travel and $55,175 relates to club memberships; and for 1996 of $50,608, of which $39,272 relates to personal travel; and (B) Perquisites for Mr. Turner for 1996 of $60,170, of which $37,007 relates to club memberships.
(c) Reflects awards, as well as performance-based increases to certain prior awards, of Performance Restricted Stock made during the period presented pursuant to the Incentive Compensation Plan (as defined below). The dollar value of such awards is calculated by multiplying the price of the Company's unrestricted Common Stock, calculated as the average between the highest and lowest quoted selling prices, on the date of grant by the number of shares of Performance Restricted Stock awarded. As of December 31, 1998, Mr. Chabraja held a total of 130,802 shares of Performance Restricted Stock with an aggregate market value of $7,709,143; Mr. Turner held a total of 61,838 shares of Performance Restricted Stock with an aggregate market value of $3,644,577; Mr. England held a total of 17,400 shares of Performance Restricted Stock with an aggregate market value of $1,025,513; Mr. Mancuso held a total of 28,110 shares of Performance Restricted Stock with an aggregate market value of $1,656,733; and Mr. Savner held a total of 6,000 shares of Performance Restricted Stock with an aggregate market value of $353,625. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. The number of shares of Performance Restricted Stock awarded on March 4, 1998, remain subject to adjustment for an increase or decrease in the price of the Common Stock over the performance period ending December 31, 1999. For more details on this adjustment feature, see "Executive Compensation -- Stock Awards -- The Incentive Compensation Plan."
(d) The number reflects shares of Common Stock underlying options granted and gives effect to an adjustment made to all outstanding options in connection with the Company's two-for-one stock split in April 1998.
(e) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance. For 1998, (A) the amounts contributed to the Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan were $49,258, $30,219, $24,002, $20,877, and $14,254 for Messrs. Chabraja, Turner, England, Mancuso and Savner, respectively, and (B) payments for term life insurance were $5,995, $7,155, $5,565, $3,331, and $1,822 for Messrs. Chabraja, Turner, England, Mancuso, and Savner, respectively.
(f) Mr. Savner joined the Company on April 6, 1998.

STOCK AWARDS -- THE INCENTIVE COMPENSATION PLAN

Stock option and restricted stock grants for the Named Executive Officers are governed by the General Dynamics Corporation 1997 Incentive Compensation Plan (the "Incentive Compensation Plan").

WHO ADMINISTERS THE INCENTIVE COMPENSATION PLAN? The Subcommittee of the Compensation Committee determines awards and administers the plan for the Named Executive Officers. The Compensation Committee does the same for other eligible employees.

WHAT KIND OF STOCK OPTIONS MAY BE GRANTED UNDER THE INCENTIVE COMPENSATION
PLAN? Options to purchase Common Stock are granted under the Incentive Compensation Plan. The committees determine the size and the terms and conditions of each award. Options may be granted as either incentive stock options, intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as options not qualified under Code Section 422 (referred to as "non-qualified options"). The exercise price of each option is set at or above the fair market value of Common Stock on the date of grant. Grants of stock appreciation rights are not permitted under the plan.

WHAT TYPE OF OPTIONS HAVE BEEN GRANTED OVER THE PAST FIVE YEARS? Under a program started in 1993 and continued under the Incentive Compensation Plan, the Compensation Committee (and, for 1997 and 1998, the Subcommittee) granted stock options having terms of five years with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. Fifty percent of these stock options are exercisable after one year, and the remaining fifty percent are exercisable after two years. These stock options are issued as incentive stock options up to the limit permitted under the Code and the remaining stock options, if any, are non-qualified options.

WHAT STOCK OPTION AWARDS HAS THE SUBCOMMITTEE MADE TO THE NAMED EXECUTIVE OFFICERS IN 1999? The Subcommittee has made stock option awards to the Named Executive Officers under the Incentive Compensation Plan for 1999 as follows:
Mr. Chabraja -- 120,000 shares; Mr. Turner -- 48,000 shares; Mr.
England -- 32,000 shares; Mr. Mancuso -- 29,000 shares; and Mr. Savner -- 23,000 shares.

The following table sets forth the number of shares of Common Stock underlying stock options granted during 1998 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS                           OPTION TERM
                            -----------------------------------------------------   -----------------------
                             NUMBER OF     % OF TOTAL
                            SECURITIES      OPTIONS
                            UNDERLYING      GRANTED
                              OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION
NAME                        GRANTED (A)   FISCAL YEAR    BASE PRICE       DATE          5%          10%
-----------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja          166,000         11.6        $43.2188      03/03/03    $1,982,133   $4,379,995
James E. Turner, Jr.           60,000          4.2         43.2188      03/03/03       716,433    1,583,131
Gordon R. England              42,000          2.9         43.2188      03/03/03       501,503    1,108,191
Michael J. Mancuso             35,000          2.4         43.2188      03/03/03       417,920      923,493
David A. Savner                25,000          1.7         45.1250      04/05/03       311,680      688,732
-----------------------------------------------------------------------------------------------------------

(a) Options granted are exercisable 50 percent on the first anniversary of the grant date and the remaining 50 percent on the second anniversary of the grant date and have a term of five years.

The following table sets forth information with respect to option exercises during 1998 and options held at the end of 1998 by the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                       NUMBER OF                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                        SHARES                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                       ACQUIRED                    OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                          ON          VALUE       -----------------------------   -----------------------------
NAME                   EXERCISE    REALIZED (A)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja    200,000     $5,531,260      402,500          233,500      $  12,755,834    $4,353,754
James E. Turner, Jr.    180,000      5,175,000      108,000           96,000          2,998,120     1,873,495
Gordon R. England             0              0       25,000           67,000            639,063     1,299,248
Michael J. Mancuso       28,000        924,000       77,500(b)        49,500        2,477,587(b)      924,888
David A. Savner               0              0            0           25,000                  0       345,313
---------------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the average between the highest and lowest quoted selling prices of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.
(b) Includes 10,000 options issued on September 20, 1993, having a term of ten years.

WHAT KIND OF RESTRICTED STOCK MAY BE GRANTED UNDER THE INCENTIVE COMPENSATION PLAN? The Company may award shares of restricted stock to participants under the Incentive Compensation Plan. Restricted stock is Common Stock held in the name of a recipient, but subject to restrictions, including potential forfeiture, which lapse over time. Recipients are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. Since 1993, the Company has awarded restricted stock pursuant to a performance formula (such shares are referred to herein as "Performance Restricted Stock").

HOW DOES THE PERFORMANCE RESTRICTED STOCK WORK? The Performance Restricted Stock has a feature that increases or decreases the number of shares initially granted based on the increase or decrease in the price of the Common Stock over a performance period. Under the formula, the Committee (or Subcommittee) makes an initial grant of shares of restricted stock. At the end of a specified performance period (generally 18 to 24 months), shares are added or forfeited so that the dollar value of the award is increased or decreased at twice the rate of the corresponding increase or decrease in the price of the Common Stock over that performance period. The formula works as follows:

     At the end of the performance period, the average price per share of Common Stock over the preceding 30 trading days (the "Average Price") is compared to the price per share on the date of grant. That difference is multiplied by the number of shares of Performance Restricted Stock to be earned at the end of the performance period and the resulting product is divided by the Average Price. The number of shares of stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time.

Once the number of shares of Performance Restricted Stock has been adjusted, as described above, restrictions will continue to be imposed for a period of two years. At the end of two years all restrictions lapse.

WHAT PERFORMANCE RESTRICTED STOCK AWARDS HAS THE SUBCOMMITTEE MADE TO THE NAMED EXECUTIVE OFFICERS IN 1999? Performance Restricted Stock awards for 1999 were made to the Named Executive Officers on March 3, 1999, as follows: Mr.
Chabraja -- 33,000 shares; Mr. Turner -- 13,500 shares; Mr. England -- 9,000 shares; Mr. Mancuso -- 8,100 shares; and Mr. Savner -- 6,300 shares. For these awards, the performance period ends on December 31, 2000.

WHAT CHANGE-OF-CONTROL PROVISIONS APPLY TO THE INCENTIVE COMPENSATION PLAN? The Incentive Compensation Plan allows the committees to make equitable adjustments of stock option and restricted stock awards in the event of a change of control of the Company. With respect to the Named Executive Officers, however, the Subcommittee's power to make such adjustments is limited to changes permitted under Section 162(m) of the Code.

WHAT CHANGES HAVE BEEN MADE TO THE INCENTIVE COMPENSATION PLAN SINCE SHAREHOLDER APPROVAL IN 1997? Two changes have been made to the Incentive Compensation Plan. The Board of Directors eliminated the plan provision that allowed the repricing or exchange of options whose exercise price is greater than the current fair market value of Common Stock. Also, to reflect the 1998 two-for-one split of the Common Stock, the plan was amended to double the maximum number of options and shares of restricted stock that the Subcommittee may grant to the Named Executive Officers.

RETIREMENT PLANS

DO THE NAMED EXECUTIVE OFFICERS PARTICIPATE IN A PENSION PLAN? Yes, the Company has a pension plan (referred to herein as the "Retirement Plan") that provides a defined retirement benefit for officers and other eligible salaried employees of the Company and certain of its subsidiaries. The Retirement Plan does not require or permit employee contributions.

WHO IS ELIGIBLE TO PARTICIPATE IN THE RETIREMENT PLAN? Participation in the Retirement Plan is automatic for any salaried employee (except for a salaried employee who is represented by a union or who works for a subsidiary that does not participate in the plan) who has completed one year of continuous service or has reached age 40.

WHAT IS THE BENEFIT PROVIDED BY THE RETIREMENT PLAN? The Retirement Plan provides a benefit that for most participants is based on final average monthly pay. At the normal retirement age of 65, a participant in the Retirement Plan is entitled to receive a monthly benefit equal to one and one-third percent of final average monthly pay multiplied by the number of years of Retirement Plan participation up to a maximum of 40 years. Unreduced retirement benefits are also payable to participants who retire after age 62 (but before age 65) with ten or more years of continuous service. If greater, a benefit based on career average pay is payable under the Retirement Plan's career average formula. This formula only applies to participants who were employees of the Company or its affiliates on or before July 1, 1990, and currently does not benefit any of the Named Executive Officers. In addition, at age 65, a retiree under the Retirement Plan receives a $94 per month supplement (prorated downwards for less than 10 years of service) and a similar amount for an eligible spouse over age 65.

IS THERE A SUPPLEMENTAL PLAN TO ACCOUNT FOR TAX CODE LIMITS ON RETIREMENT PLAN BENEFITS? Yes. The amount of benefits which may be paid under the Retirement Plan is limited by the Code. To the extent that any benefits accrued under the Retirement Plan exceed those limitations, the excess is paid under a separate, non tax-qualified plan (the "Supplemental Executive Retirement Plan"). Benefits under the Supplemental Executive Retirement Plan are considered general unsecured obligations of the Company.

The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of plan participation. It has been assumed that each individual will continue as a Retirement Plan participant until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table includes aggregate benefits payable under the Retirement Plan and the Supplemental Executive Retirement Plan (but does not include the $94 supplement described above).

                               PENSION PLAN TABLE

                           YEARS OF PLAN MEMBERSHIP
------------------------------------------------------------------------------
   ANNUAL
REMUNERATION   5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS
------------------------------------------------------------------------------
$  450,000     $ 30,000   $ 60,000   $ 90,000   $120,000   $150,000   $180,000
   500,000       33,333     66,667    100,000    133,333    166,667    200,000
   600,000       40,000     80,000    120,000    160,000    200,000    240,000
   700,000       46,667     93,333    140,000    186,667    233,333    280,000
   800,000       53,333    106,667    160,000    213,333    266,667    320,000
   900,000       60,000    120,000    180,000    240,000    300,000    360,000
 1,000,000       66,667    133,333    200,000    266,667    333,333    400,000
 1,250,000       83,333    166,667    250,000    333,333    416,667    500,000
 1,500,000      100,000    200,000    300,000    400,000    500,000    600,000
 2,000,000      133,333    266,667    400,000    533,333    666,667    800,000
------------------------------------------------------------------------------

As of January 1, 1999, the Named Executive Officers were credited with the following years of plan participation under the Retirement Plan and Supplemental Executive Retirement Plan: Mr. Chabraja, 6 years; Mr. Turner, 10 years; Mr. England, 2 years; Mr. Mancuso, 5 years; and Mr. Savner, 1 year.

WHAT COMPENSATION IS TAKEN INTO ACCOUNT WHEN DETERMINING "FINAL AVERAGE MONTHLY PAY?" "Final average monthly pay" takes into account a participant's base monthly salary and any annual bonus granted under the Incentive Compensation Plan. This amount does not include the value of any stock options or restricted stock granted under the Incentive Compensation Plan. The average is determined over the participant's most highly compensated 60 consecutive months of service out of his last 120 months of employment as a Retirement Plan participant. See the "Summary Compensation Table" under the caption "Executive
Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Named Executive Officers for 1998. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts.

WHAT SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS DOES THE COMPANY HAVE WITH THE NAMED EXECUTIVE OFFICERS? The Company has entered into agreements with each of the Named Executive Officers to provide supplemental retirement benefits in excess of benefits earned under the Retirement Plan and the Supplemental Executive Retirement Plan. The Company's obligations under these agreements are subject to the same level of risk as all other general unsecured obligations of the Company. The terms of these agreements are as follows.

MR. CHABRAJA. Mr. Chabraja's agreement, dated November 12, 1996, provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. Chabraja will receive a total annual retirement benefit of $506,656 if he continues employment through December 31, 2002. This amount is reduced if he voluntarily leaves his employment early, but the agreement ensures a minimum combined benefit of $280,000 per year. Further, if Mr. Chabraja is terminated by the Company, other than for cause, the full $506,656 is payable annually. Payment of the supplemental retirement benefits may not start before January 1, 2003, and all such payments are subject to forfeiture in the event that Mr. Chabraja commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Chabraja's spouse if he should die prior to commencement of benefits.

MR. TURNER. Mr. Turner entered into an agreement with the Company, dated September 1, 1988, providing him with an enhancement to his retirement benefit. However, because Mr. Turner has received increases in his compensation and commensurate increases in his Retirement Plan and Supplemental Executive Retirement Plan benefit accruals, he currently is not entitled to any supplemental benefits under this agreement.

MR. ENGLAND. Mr. England's agreement, dated February 14, 1997, provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. England will receive a total annual retirement benefit of $100,000 after three years of employment. This amount increases uniformly to $200,000 per year by the end of his fifth year of employment. In addition, the full $100,000 annual benefit will be payable to Mr. England if, during his first three years of employment, he becomes disabled, his responsibilities are substantially downgraded, or he is terminated by the Company without cause. This supplemental retirement benefit is subject to forfeiture in the event that Mr. England commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. England's spouse if he should die prior to commencement of benefits.

MR. MANCUSO. Mr. Mancuso's agreement, dated March 6, 1998, provides that Mr. Mancuso will receive upon retirement on or after October 1, 2003, an annual supplemental lifetime benefit of $100,000 in addition to his Retirement Plan and Supplemental Executive Retirement Plan benefits. If Mr. Mancuso retires earlier, the $100,000 supplemental benefit will be reduced by $20,000 for each year of early retirement. The full $100,000 annual benefit is payable to Mr. Mancuso before October 1, 2003, if he becomes disabled, his responsibilities are substantially downgraded, or his employment is terminated other than for cause. The supplemental retirement benefit will be reduced or eliminated if Mr. Mancuso commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Mancuso's spouse if he should die prior to commencement of benefits.

MR. SAVNER. Mr. Savner's agreement, dated March 4, 1998, provides him with a benefit equal to the amount determined under the Retirement Plan increased to reflect an additional five years of plan participation and then reduced by any amounts payable (determined using actual years of plan participation) under the Retirement Plan and the Supplemental Executive Retirement Plan. This benefit is payable to Mr. Savner if he does not voluntarily terminate employment during his first six years of employment, or if his employment is terminated during the first six years because he becomes disabled, his responsibilities are substantially downgraded, or he is terminated by the Company without cause. This supplemental retirement benefit is subject to forfeiture in the event that Mr. Savner commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Savner's spouse if he should die prior to commencement of benefits.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

WHAT EMPLOYMENT AGREEMENTS OR TERMINATION ARRANGEMENTS DOES THE COMPANY HAVE WITH ANY OF THE NAMED EXECUTIVE OFFICERS? The Company has entered into agreements governing the employment and termination of employment of certain of its Named Executive Officers, described below.

MR. CHABRAJA. The Company has entered into an employment agreement with Mr. Chabraja dated November 12, 1996, and first effective January 1, 1997. It terminates on December 31, 2002. Under the agreement, Mr. Chabraja receives a minimum annual salary of $700,000 per year and is eligible for annual incentive compensation awards as determined by the Subcommittee of the Compensation Committee under the Incentive Compensation Plan. If Mr. Chabraja is terminated by the Company other than for cause before December 31, 2002, the Company will pay him the rest of his base compensation due under the agreement.

MR. ENGLAND. The Company entered into an agreement with Mr. England dated February 14, 1997, which provides that if Mr. England is terminated by the Company without cause within his first three years of employment, the Company will pay him his salary and benefits through the balance of that three-year period.

MR. SAVNER. The Company entered into an agreement with Mr. Savner dated March 10, 1998, which provides that if Mr. Savner is terminated by the Company without cause within his first three years of employment, the Company will pay him his salary and benefits through the balance of that three-year period.

SEVERANCE PROTECTION AGREEMENTS. The Company has entered into Severance Protection Agreements with each of the Named Executive Officers, each other corporate officer, and certain other key employees. Subject to certain exceptions, the Severance Protection Agreements provide that an executive will be entitled to certain payments and benefits if his or her employment is terminated in connection with or within 24 months after a change of control (defined to include specified stock acquisition, merger, and disposition transactions). These benefits will generally include payment of all accrued compensation, a severance payment equal to a multiple (from 1.5 to 2.99) of the executive's annual salary and bonus, continuation in welfare benefit programs for 18 months, payout of certain retirement benefits, and vesting of stock awards. In the event any excise tax is imposed on an executive as a result of payments made under a Severance Protection Agreement, the Company will make a compensatory payment to the executive to cover the tax. The multiple for each of the Named Executive Officers is 2.99. The Severance Protection Agreements will remain in effect until terminated by the Company's Board of Directors (provided that the Board will not be able to terminate the agreements for 24 months following a change of control). If an executive has an employment or termination agreement in addition to a Severance Protection Agreement, the executive will be able to elect which governs in the event of a change of control.

                        OWNERSHIP OF COMMON STOCK BY THE
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of December 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group, and (iv) each person who, to the best of the Company's knowledge, beneficially owned more than five percent of any class of the Company's voting securities. Except as otherwise indicated, persons listed below have the sole voting and investment power with respect to all shares held by them, except to the extent such power may be shared with a spouse.

                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                              As of December 31, 1998(a)
                                                              --------------------------
                                                                SHARES        PERCENTAGE
                                                               OWNED(b)        OF CLASS
----------------------------------------------------------------------------------------
DIRECTORS
---------
Julius W. Becton, Jr. ......................................           0            *
Nicholas D. Chabraja........................................     653,816            *
James S. Crown (c)..........................................  11,074,666          8.7
Lester Crown (d)............................................  11,109,042          8.8
Charles H. Goodman (e)......................................  16,534,522         13.1
George A. Joulwan...........................................         400            *
Paul G. Kaminski............................................           0            *
James R. Mellor.............................................     295,338            *
Carl E. Mundy, Jr. .........................................         430            *
Carlisle A. H. Trost........................................       2,116            *

NAMED EXECUTIVE OFFICERS
------------------------
James E. Turner, Jr. .......................................     471,066            *
Gordon R. England...........................................      59,276            *
Michael J. Mancuso..........................................     126,791            *
David A. Savner.............................................       8,629            *

DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
-------------------------------------------
  (32 individuals) (f)......................................  18,806,287         14.8

PRINCIPAL SHAREHOLDERS
----------------------
Longview Management Group, LLC (g)
  c/o Gerald Ratner, as Attorney and
  Agent, 222 North LaSalle Street
  Chicago, Illinois 60601...................................  16,534,522         13.1
FMR Corp., Edward C. Johnson 3d and
Abigail P. Johnson (h)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................  16,473,290         13.0
Warren E. Buffett,
  Berkshire Hathaway Inc.,
  and subsidiaries (i)......................................   7,693,637          6.1
The Northern Trust Company (j)
  50 S. LaSalle Street
  Chicago, Illinois 60675...................................  13,005,175         10.3
----------------------------------------------------------------------------------------

   *  Less than one percent

(a) Except as noted in the footnotes below, based on information furnished to the Company as to shares of stock beneficially owned by each director and executive officer on December 31, 1998. Includes shares as of December 31, 1998, in the Savings and Stock Investment Plan of the Company voted by the directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b) Includes shares subject to options exercisable within 60 days following December 31, 1998, as follows: (i) Mr. Chabraja -- 402,500 shares; (ii) Mr. Turner -- 108,000 shares; (iii) Mr. England -- 25,000 shares; (iv) Mr. Mancuso -- 77,500 shares; and (v) other executive officers of the Company -- 305,082 shares.
(c) Of the aggregate 16,534,522 shares of Common Stock held by the Crown and Goodman families as of December 31, 1998, Mr. James Crown is deemed to be the beneficial owner of 11,074,666 shares. Mr. James Crown has shared investment and voting power with respect to such 11,074,066 shares. Of the 11,074,666 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 11,069,874 shares, except to the extent of his beneficial interest in the entities that own these shares.
(d) Of the aggregate 16,534,522 shares of Common Stock held by the Crown and Goodman families as of December 31, 1998, Mr. Lester Crown is deemed to be the beneficial owner of 11,104,947 shares. Mr. Lester Crown has shared investment and voting power with respect to such 11,104,947 shares. Of the 11,104,947 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 7,891,298 shares except to the extent of his beneficial interest in the entities that own these shares, and as to 2,758,216 shares except to the extent of his term interest in those shares. Mr. Lester Crown also has sole investment and voting power over 4,095 shares held in the Company savings plan (which are not included in the aggregate for the Crown and Goodman families).
(e) Mr. Goodman is deemed to be the beneficial owner of the aggregate 16,534,522 shares of Common Stock held by the Crown and Goodman families as of December 31, 1998. Mr. Goodman is president of a registered investment advisor which provides investment advisory services to the Crown and Goodman families and, as a result, has shared investment and voting power with respect to all of these shares. Mr. Goodman disclaims beneficial ownership as to all such shares except to the extent of his beneficial interest in the entities that own such shares.
(f) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown, and Mr. Goodman have been consolidated for purposes of this total in order to eliminate duplications.
(g) Based on information provided on behalf of Mr. Lester Crown, Mr. James Crown, and Mr. Goodman, Longview Management Group, LLC is an investment advisor which manages the Common Stock held by a number of persons, including Mr. Lester Crown, and his son, Mr. James Crown, and Mr. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities (the "Crown Group"). Longview Management Group, LLC has shared voting and investment power with respect to the shares indicated. The Crown Group disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and disclaim that anyone of them is the beneficial owner of shares owned by any other person or entity.
(h) Based solely on information contained in a Schedule 13G/A filed with the Commission on February 12, 1999, by FMR Corp. ("FMR"), Edward C. Johnson 3d (Chairman and owner of 12.0% of the voting power of FMR), and Abigail P. Johnson (a director and owner of 24.5% of the voting power of FMR). Based on the Schedule 13G/A, FMR has sole voting power as to 461,080 shares of Common Stock, shared voting power as to no shares of Common Stock, sole investment power as to 16,473,290 shares of Common Stock, and shared investment power as to no shares of Common Stock.
(i) Based solely on information included in a Schedule 13G/A filed on March 17, 1999, by Berkshire Hathaway Inc. ("Berkshire"), Warren E. Buffett ("Buffett"), OBH Inc. ("OBH"), National Indemnity Company ("NIC"), and National Fire and Marine Insurance Company ("NFMIC"). Based on the Schedule 13G/A, Berkshire, Buffett, and OBH each were the beneficial owners of 7,693,637 shares of Common Stock with "shared voting power" and "shared dispositive power." Of the 7,693,637 shares of Common Stock held by Buffett, Berkshire, and OBH, the Schedule 13G/A disclosed that NIC held 6,182,437 shares with "shared voting power" and "shared dispositive power" and NFMIC held

    1,511,200 shares with "shared voting power" and "shared dispositive power." The address of Buffett, Berkshire, and OBH is 1440 Kiewitt Plaza, Omaha, Nebraska 68131. The address of NIC and NFMIC is 3024 Harney Street, Omaha, Nebraska 68131.
(j) The Northern Trust Company ("Northern Trust") is the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan. Plan participants have the right to instruct Northern Trust on how to vote the shares of Common Stock allocated to their plan accounts. Northern Trust, as plan trustee, has the right to vote shares for which it does not receive voting instructions.

                              SHAREHOLDER PROPOSAL

The Company has been advised by representatives of (i) the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, (ii) The Glenmary Home Missioners (The Home Missioners of America), P. O. Box 465618, Cincinnati, Ohio 45246-5618, owners of 400 shares of Common Stock, and (iii) the Retirement Plans for Employees of the Sisters of Mercy Regional Community of Detroit, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331, owners of 6,700 shares of Common Stock, that they intend to present to the Annual Meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and supporting statement, which is presented below (between quotation marks) as received from the proponents. The Company's reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

"RESOLVED: shareholders request company disclosure of all current promises made to foreign governments and foreign firms to offset the cost of weapons purchases with US dollars, exported jobs, foreign plant construction, and marketing opportunities in the US.

WHAT ARE OFFSETS?
Agreements by US weapons manufacturers and the US government to direct some benefits -- usually jobs or technology -- back to the purchasers as a condition of sale. The value of offsets frequently exceeds the value of the weapons sold.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a US weapon system, its components or subcomponents.

Indirect offsets may involve investments in the purchasing country, countertrade agreements to market foreign goods, or transfers of commercial technology.

US taxes finance offsets, directly or indirectly, by paying for the research and development of weapons and by providing grants, loans, and loan guarantees for the sale while the weapons producers ship US jobs overseas.

ARE OFFSET AGREEMENTS PROPRIETARY?
While the US arms industry guards information on offsets closely, claiming that it is "proprietary," purchasing countries often disclose such information for their own political purposes (to convince their citizenry that they are gaining some tangible benefits from the millions or billions of dollars they are spending on arms).

The proponents believe that insofar as companies engage in foreign policy by negotiating private offset agreements with foreign governments and because they export jobs while claiming that foreign military sales create jobs, they forfeit their claim to this proprietary information. Sound public policy demands transparency and public debate on these matters.

OFFSET EXAMPLES
In 1987 (the last year for which data is publicly available) U.S. arms manufacturers included a total of $2.987 billion worth of offsets on $3.037 billion worth of weapons sales. The $5.2 billion Korean Fighter Sale (12 F-16C/D fighters and 36 kits for Korean assembly) of 1991 included the right to manufacture an additional 72 F-16s under license and 30 percent of the contract value -- more than $1.5 billion -- in undisclosed indirect offsets. The $1.8 billion sale of F/A-18 fighters to Spain in 1982, included

$1.5 billion in offsets such as agreements to market Spanish-made steel coils, chemicals, sunflower seed oil, sailboats, paper products, zinc, and marble in the United States.

The $2.3 billion sale of F/A-18 fighters to Canada in 1982 included offsets that could total 150 percent of the contract value, according to the OMB.

ARMS EXPORTS DON'T CREATE JOBS
The faith-based proponents submit this resolution for board consideration because arms exports do not create jobs. Yet offsets have become a powerful negotiating tool. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address. As shareholders, we ask for the opportunity to debate the long term costs of job and technology export."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

The sponsors of this proposal are members of a group of organizations that have submitted to your Company's shareholders 13 proposals over the last 19 years. Not one of these proposals has gained ten percent of the vote. Some proposals have asked your Company to withdraw bids from, or refrain from bidding on, advanced weapons programs. Others have sought extensive reports on retraining workers and converting Company facilities for production of non-military products. In recent years, these proposals have asked for reports on military exports and/or offset arrangements associated with such exports. Last year's proposal garnered less than three percent of the shareholder vote.

Insofar as the current proposal is concerned, contractual agreements for offset transactions, technology licensing, and co-production are commonplace in international sales for both commercial and military products. Your Company engages in such transactions when they are required by the customer. Failure to comply would result in losing the contract to a competitor, usually one based outside the United States. Your Board of Directors is not aware of any co-production or offset contracts involving your Company that have created a net loss of jobs in the United States. In our view, robust and bilateral trading activity creates jobs for parties at both ends of the transaction, and is beneficial to international economic stability and growth. In fact, General Dynamics employees in the United States currently manufacture under license and/or co-produce several products which were initially developed by overseas firms.

Your Company does not engage in foreign policy as it negotiates these kinds of agreements. Historically, the majority of your Company's military exports have been Foreign Military Sales executed through the U.S. Department of Defense. Your Board believes that information regarding your Company's military exports is already adequately disclosed in various reports from the Company, the U.S. Defense Department, and the U.S. State Department. In addition, in order to ensure that they are in accordance with, and in furtherance of, our government's foreign policy and our national security, your Company's military exports are typically negotiated with extensive participation of the U.S. Defense Department and are reviewed and approved by the U.S. State Department.

RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY A PROPERLY COMPLETED, UNREVOKED PROXY WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS DIRECT OTHERWISE IN THE PROXY.

                               OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who are holders of more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms. Based on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than ten percent of the Common Stock of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 1998, other than Mr. Mellor. Mr. Mellor did not report a gift of Common Stock he made during 1997 on his Form 5 filed in February 1998. The Form 5 was subsequently amended to report this gift.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

HOW CAN I HAVE MY PROPOSAL CONSIDERED FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT? If you intend to present a proposal at the Company's 2000 annual meeting of shareholders, you must provide us with the proposal no later than November 28, 1999, in order for it to be considered for inclusion in the proxy materials for that meeting.

FOR NEXT YEAR'S MEETING, WHEN WILL THE COMPANY BE ABLE TO USE DISCRETIONARY AUTHORITY TO VOTE MY PROXY? The Company may utilize discretionary authority conferred by proxy in voting on any matter submitted by a shareholder without including a discussion of the matter in the proxy materials if, among other situations, the shareholder does not give timely and proper notice of the matter to the Company by the deadline determined under the Company's By-Laws for the submission of proposals by a shareholder to a shareholder meeting. This notice requirement and deadline are independent of the notice requirement and deadline described above for a shareholder proposal to be considered for inclusion in the Company's proxy statement. The Company's By-Laws state that a shareholder may bring a proposal before a shareholders meeting only if notice of the matter is received at the Company's principal executive offices not less than 60 and no more than 90 days prior to the date of the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the meeting date is given or made to shareholders, notice of the matter must be received not later than the close of business on the 10th day following the date of notice or public disclosure of the meeting date. It is currently expected that the 2000 annual meeting of shareholders will be held on May 3, 2000. Therefore, the deadline for timely submission of a shareholder proposal for consideration at the annual meeting is currently expected to be March 4, 2000.

ANNUAL REPORT ON FORM 10-K

General Dynamics Corporation will furnish, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. A copy of this report may be obtained upon written request to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

Falls Church, Virginia, March 26, 1999

P                          GENERAL DYNAMICS CORPORATION

R              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 5, 1999

O                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                        OF DIRECTORS OF THE CORPORATION.
X

Y              The undersigned hereby appoints NICHOLAS D. CHABRAJA, JAMES E.
       TURNER, JR., and DAVID A. SAVNER, and each of them, as proxy or proxies, with the power of substitution, to vote all shares of Common Stock par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.

       Director Nominees:  (1) J.W. Becton, Jr., (2) N.D. Chabraja, (3) J.S.
                               Crown,
                           (4) L. Crown, (5) C.H. Goodman, (6) G.A. Joulwan, (7)
                               P.G. Kaminski,
                           (8) J.R. Mellor, (9) C.E. Mundy, Jr., (10) C.A.H.
                               Trost

                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

                            - FOLD AND DETACH HERE -


                            [GENERAL DYNAMICS LOGO]


                              DIRECT DEPOSIT NOTICE

       General Dynamics Corporation and First Chicago Trust Company remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date.

                        A TOLL-FREE TELEPHONE NUMBER FOR
                  SHAREHOLDERS OF GENERAL DYNAMICS CORPORATION

           Telephone inquiries regarding your stock should be made to
       First Chicago Trust Company's automated Toll-Free Telephone Response
                                   Center at:

                                 1-800-519-3111

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE                               3515

       This proxy when properly executed will be voted in the manner directed herein. On any other matters that may come before the meeting, this proxy will be voted at the discretion of the proxies named on the face of this card. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Item 2, and AGAINST Item 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
-----------------------------------------------------------
                          FOR            WITHHELD
1. Election of            / /               / /
   Directors
   (See reverse)


                          FOR            AGAINST      ABSTAIN
2. Selection of Arthur    / /              / /          / /
   Andersen LLP as
   independent auditors
   for 1999.

For all nominees listed on reverse, except vote withheld for the following nominee(s):


-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.
--------------------------------------------------------

                                        FOR            AGAINST        ABSTAIN
3.  The Shareholder Proposal with       / /              / /            / /
    regard to offset agreements.

       I WILL ATTEND THE MEETING AND         /  /
       REQUEST AN ADMISSION CARD.

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
SIGNATURE(S)                                                               DATE

                            - FOLD AND DETACH HERE -


                            [GENERAL DYNAMICS LOGO]


Dear Shareholder,

General Dynamics Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return to the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.   To vote over the internet:

       - Log on to the internet and go to the web site
         HTTP://WWW.VOTE-BY-NET.COM

2. To vote over the telephone:

       - On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated, and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.